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                                                                    EXHIBIT 99.7

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 14, 1998 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase
Each Outstanding Share of Common Stock
of
Authentic Specialty Foods, Inc.
for
$17.00 Net in Cash
by
Authentic Acquisition Corporation,
a wholly owned, indirect subsidiary
of
Agrobios, S.A. de C.V.,
a wholly owned subsidiary
of
[LOGO OF DESC] DESC, S.A. de C.V.

Authentic Acquisition Corporation, a Texas corporation ("Purchaser"), and a wholly owned, indirect subsidiary of Agrobios, S.A. de C.V. ("Parent"), a corporation organized under the laws of the United Mexican States ("Mexico"), and a wholly owned subsidiary of Desc, S.A. de C.V., a corporation organized under the laws of Mexico ("Desc"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Authentic Specialty Foods, Inc., a Texas corporation (the "Company"), at a price of $17.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 14, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON THURSDAY, JUNE 11, 1998,
                         UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE NUMBER OF SHARES (IF ANY) BENEFICIALLY OWNED BY PARENT AND PURCHASER, REPRESENTS AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING (ASSUMING EXERCISE OF ALL OUTSTANDING OPTIONS AND WARRANTS NOT SUBJECT TO CANCELLATION AGREEMENTS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT.

The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 7, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Texas Business Corporation Act, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, Purchaser will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation in the
Merger.   At the effective time of the Merger, each Share then outstanding
(other than Shares held by (i) Desc or any subsidiary of Desc, including Parent and Purchaser, and (ii) the Company or any subsidiary of the Company) will be converted into the right to receive $17.00 in cash or any higher price per Share paid in the Offer, without interest. The Merger Agreement is more fully described in the Offer to Purchase.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to Citibank, N.A. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving the payment from Purchaser and transmitting it to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid by Purchaser by reason of any delay in making the purchase. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3 of the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, including the occurrence of any condition specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. In addition, the Merger Agreement provides that if the conditions to the Offer remain unsatisfied prior to the Expiration Date, then if requested by the Company, Purchaser will, subject to Purchaser's right to terminate the Merger Agreement, extend the Offer from time to time until such conditions are satisfied or waived; provided that Purchaser will not be required to extend the Offer beyond July 13, 1998. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of tendering shareholders to withdraw their Shares.

The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, June 11, 1998, unless and until Purchaser shall have, pursuant to the Merger Agreement, extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 13, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or who are listed as participants in a clearing agency's security position listing.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

MORROW & CO., INC.

909 Third Avenue
20th Floor
New York, New York 10022
(212) 754-8000
Toll Free: (800) 566-9061

Banks and Brokerage Firms please call: (800) 662-5200

The Sole Dealer Manager for the Offer is:

J.P. Morgan Securities Inc.

60 Wall Street, 26th Floor
New York, New York 10260-0060
(800) 832-7845

May 14, 1998